Exhibit 10.43

THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Third Amendment”) is made as of the 19th day of August, 2009, by and between COGNAC WILLOW OAKS, LLC, a Delaware limited liability company (“Seller”) and KBSII WILLOW OAKS, LLC, a Delaware limited liability company (“Buyer”). In consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

RECITALS

A. Seller and Buyer are parties to that certain Purchase and Sale Agreement dated as of August 5, 2009, as amended by that certain First Amendment to Purchase and Sale Agreement dated as of August 12, 2009, and that certain Second Amendment to Purchase and Sale Agreement dated as of August 14, 2009, and assigned by KBS Capital Advisors, LLC, a Delaware limited liability company, to Buyer pursuant to the terms and conditions of that certain Assignment and Assumption Agreement dated August 18, 2009, and as amended by emails dated August 18, 2009 extending the Due Diligence Period to August 19, 2009 (as amended and assigned, the “Purchase Agreement”). All initially-capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement unless the context clearly indicates otherwise.

B. Seller and Buyer have agreed to modify the terms of the Purchase Agreement as set forth in this Second Amendment.

NOW, THEREFORE, in consideration of Buyer’s not terminating the Purchase Agreement pursuant to the terms of Section 5.3 of the Purchase Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intended to be legally bound, Seller and Buyer agree as follows:

1. Recitals. The Recitals set forth above are hereby incorporated herein by reference as if the same were fully set forth herein.

2. Purchase Price. Seller agrees that the Purchase Price shall be, and hereby is, reduced from One Hundred Thirteen Million Dollars ($113,000,000) to One Hundred Twelve Million One Hundred Seventy Three Thousand Five Hundred Ninety Eight Dollars ($112,173,598.00).

3. Escrow Agreement Regarding TI Allowance. With respect to any outstanding tenant improvement allowance that may become owed to UNCF under its lease (as the landlord under the lease to UNCF is liable for up to a maximum of $201,953.02, but only as and to the extent that the tenant completes the tenant improvement work in accordance with the terms of the lease; such amounts are the “Remaining UNCF TI Amounts”), Seller and Buyer shall enter into and deliver, and Seller shall direct Brandywine Realty Trust (“BRT”) to enter into and deliver, at the Closing, an agreement among BRT, Seller, Buyer and Escrow Agent, in form and substance reasonably acceptable to each of such parties (the “TI Escrow Document”), receipt of which shall be a condition to Buyer’s obligations to close the Transaction, pursuant to which (a) BRT shall agree to fund $201,953.02 to Seller for Seller to fund into escrow with

Escrow Agent (receipt of such $201,953.02 by Escrow Agent being a condition of Buyer’s obligation to close the Transaction, provided, however, that such amounts are not required to be deposited by Seller or BRT if the TI Escrow Agreement, approved as aforesaid, is not executed and delivered into escrow for Closing pursuant to the Purchase Agreement by Buyer and Escrow Agent) for the payment of any Remaining UNCF TI Amounts; (b) Escrow Agent shall be permitted to advance amounts therefrom to pay Remaining UNCF TI Amounts in accordance with the lease to UNCF (as such lease exists as of the date hereof relative to the Remaining UNCF TI Amounts, Buyer not being permitted to amend any terms relating to the Remaining UNCF TI Amounts without the prior written consent of Seller and BRT, if such amendment would increase or extend the liability of Seller or BRT with respect thereto); and (c) within ten (10) Business Days after passing any deadline under the lease to UNCF for the disbursement by the landlord thereunder for the Remaining UNCF TI Amounts, after which, if UNCF is not entitled to any Remaining UNCF TI Amounts, then such Remaining UNCF TI Amounts shall be disbursed to BRT. Interest on the escrow deposit shall be payable to BRT. BRT joins in this Third Amendment solely to confirm that BRT shall enter into such TI Escrow Document with Buyer at Closing. BRT shall have no rights whatsoever arising from its joining in this Third Amendment, and no liabilities except as set forth above with respect to the TI Escrow Agreement and the $201,953.02 to be deposited thereunder.

4. HVAC Reimbursements. Seller covenants and agrees that, if after the Closing, it receives from tenants at the Property payments from any of such tenants for their HVAC usage at the Property, Seller shall remit such amounts to Buyer within ten (10) business days following Seller’s receipt of the same (a) to the extent that Buyer did not receive a credit at Closing for any of such HVAC costs and (b) to the extent that, pursuant to Section 6.1 of the Purchase Agreement, such Rent or other revenue is attributable to any period on and after the Closing Date and is therefore to be credited and tendered to Buyer under Article 6 of the Purchase Agreement (without duplication of such existing obligation already set forth therein with respect to proration of Rents and other revenues generally).

5. Closing Deadline. Seller and Buyer agree that the Closing Deadline shall be, and hereby is, extended to August 26, 2009, and that, accordingly, by such change in the Closing Deadline, and without limiting any other change resulting from such change in the Closing Deadline, Seller and Buyer acknowledge and agree that the date by which Buyer must notify Seller under Section 8.2(c) of the Purchase Agreement of Buyer’s election to terminate the Purchase Agreement due to Seller’s failure to satisfy the estoppel conditions set forth in Section 8.2(c) on or before three (3) Business Days prior to the Closing Deadline, is now August 21, 2009 (being three (3) Business Days prior to August 26, 2009).

6. Modification of Certain Exhibits.

(a) Exhibit B (List of Contracts) attached to the Purchase Agreement shall be, and hereby is, deleted from the Purchase Agreement, and Exhibit B attached hereto shall be substituted in its place and stead.

(b) Exhibit D (Schedule of Seller and Buyer Responsibilities for Leasing Costs) attached to the Purchase Agreement shall be, and hereby is, deleted from the Purchase Agreement, and Exhibit C attached hereto shall be substituted in its place and stead.

7. Tax Protests. Notwithstanding anything stated to the contrary in the Purchase Agreement (including, without limitation, the provisions of Sections 6.3 and/or 10.3.3 of the Purchase Agreement), to the extent Seller elects not to continue the current tax appeal that is pending with respect to the real estate taxes payable for the 2009 Tax Year, Seller shall first give Buyer written notice of Seller’s desire to elect not to continue such current tax appeal, and if Buyer responds within three (3) Business Days thereafter that Buyer desires to continue such current tax appeal, then Seller shall not take action to discontinue such tax appeal.

8. Additional Representations and Warranties by Seller. Section 9.2.2 of the Purchase Agreement shall be, and hereby is, amended as follows:

(a) By adding at the end of clause (i) in Subsection 9.2.2(e) the following phase: “including, but not limited to, with respect to any of the proffers affecting the Property (including, without limitation, the following proffers: (1) RZ 74-7-047-6 (dated November 18, 1982) with attached Ordinance amending RZ 74-7-047-6 (dated November 22, 1982); (2) Proffer Allocation Agreement (dated June 22, 1994) with attached RZ 87-P-038 (dated February 17, 1989); (3) PCA 87-P-038 (dated June 17, 1996); (4) SE 97-P-027 (dated May 28, 1998); (5) PCA 87-P-038-2 (dated July 29, 1999); (6) Proffered Condition Amendment PCA 87-P-038-2 (dated August 31, 1999) with attached Ordinance amending the Zoning Ordinance Proffered Condition Amendment PCA 87-P-038-2 (dated August 2, 1999); (7) SE 2004-PR-016 (dated August 25, 2004), and including that certain proffer dated August 2, 1977, and disclosed by Deed recorded in Book 5722, at Page 333, in the Official Records of Fairfax County, Virginia”, and

(b) By adding as Subsection 9.2.2(h) the following: “Except for defaults cured on or before the date hereof, Seller has not received any written notice of default under the terms of any of the any of the proffers affecting the Property (including, without limitation, the following proffers: (1) RZ 74-7-047-6 (dated November 18, 1982) with attached Ordinance amending RZ 74-7-047-6 (dated November 22, 1982); (2) Proffer Allocation Agreement (dated June 22, 1994) with attached RZ 87-P-038 (dated February 17, 1989); (3) PCA 87-P-038 (dated June 17, 1996); (4) SE 97-P-027 (dated May 28, 1998); (5) PCA 87-P-038-2 (dated July 29, 1999); (6) Proffered Condition Amendment PCA 87-P-038-2 (dated August 31, 1999) with attached Ordinance amending the Zoning Ordinance Proffered Condition Amendment PCA 87-P-038-2 (dated August 2, 1999); (7) SE 2004-PR-016 (dated August 25, 2004), and including that certain proffer dated August 2, 1977, and disclosed by Deed recorded in Book 5722, at Page 333, in the Official Records of Fairfax County, Virginia”.

9. Additional Title Affidavit Statement. Exhibit N-1 attached to the Purchase Agreement (“Form of Seller’s Title Affidavit”) shall be, and hereby is, amended by adding the following as Paragraph 6 thereof:

“6. To Seller’s Knowledge, (a) Seller does not have in its possession or control a copy of that certain Agreement dated May 18, 1976, amended July 14, 1977, between John Williams Chiles and Eilene S. Chiles, as disclosed by Deed recorded in Book 5722 at Page 333 in the Official Records of Fairfax County, Virginia, nor (b) does Seller know of any person that has a copy of such document.”

10. Additional Conditions to Buyer’s Obligations. Section 8.2 of the Purchase Agreement shall be, and hereby is, amended by adding the following additional conditions precedent to Buyer’s obligations under the Purchase Agreement:

(f) Delivery to Buyer of written evidence satisfactory to Buyer (a copy of the letters and the checks) that Seller has paid to the tenants the amounts they are owed for the reconciliation of the 2007 and 2008 Cam Payments, as set forth on Exhibit D.

(g) Delivery to Buyer of written evidence satisfactory to Buyer (a copy of the letter and the check) that Direct Holdings has received reimbursement for the amounts that it was overbilled, in the amount of $4,597.40.

(h) Delivery to Buyer of written evidence satisfactory to Buyer (a copy of the letter and the check) that Astro has received reimbursement for the amounts that it was overbilled, in the amount of $2,173.24.

(i) Delivery to Buyer of a letter from the elevator contractor granting its consent to Seller’s assignment of such construction contract to Buyer and confirming that Buyer has the right to enforce the construction contract and confirming that Buyer has a right to rely on the amounts disclosed in the AIA documents delivered by the contractor with respect to amounts paid, and that remain owing, under the construction contract.

11. Effectiveness of Agreement. Except as modified by this Third Amendment, all the terms of the Purchase Agreement shall remain unchanged and in full force and effect.

12. Counterparts. This Third Amendment may be executed in counterparts, and all counterparts together shall be construed as one document.

13. Telecopied or Emailed Signatures. A counterpart of this Third Amendment that is signed by one party to this Third Amendment and telecopied or emailed to the other party to this Third Amendment or its counsel (i) shall have the same effect as an original signed counterpart of this Third Amendment, and (ii) shall be conclusive proof, admissible in judicial proceedings, of such party’s execution of this Third Amendment.

14. Successors and Assigns. All of the terms and conditions of this Second Amendment shall apply to benefit and bind the successors and assigns of the respective parties.

IN WITNESS WHEREOF, Seller and Buyer have entered into this Third Amendment to Purchase and Sale Agreement as of the date first above stated.

[SIGNATURES ON NEXT PAGE]

“SELLER”

COGNAC WILLOW OAKS, LLC,
a Delaware limited liability company

By:	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation, as the sole member thereof

	By:	/s/ Collete English Dixon
Name: Collete English Dixon
Title: Vice President

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“BUYER”

KBSII WILLOW OAKS, LLC,
a Delaware limited liability company

By:	KBSII REIT ACQUISITION V, LLC,
a Delaware limited liability company,
its sole member

	By:	KBS REIT PROPERTIES II, LLC,
a Delaware limited liability company,
its sole member

		By:	KBS LIMITED PARTNERSHIP II,
a Delaware limited partnership,
its sole member

			By:	KBS REAL ESTATE INVESTMENT TRUST II, INC.,
a Maryland corporation,
general partner

				By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

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Acknowledged and Agreed to:

BRANDYWINE REALTY TRUST

By:	/s/ George D. Johnstone
Name: George D. Johnstone
Title: Senior Vice President

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